UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/10/2007

TRIMERIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 10, 2007, Trimeris, Inc. (the "Company") implemented a reduction in force in connection with its 2008 strategic plan. The 2008 strategic plan is designed to maximize cash flows from FUZEON, while also advancing TRI-1144 to a value creating milestone. In connection with the strategic plan and as a result of the reduction in force, the Company expects that it will no longer staff any research and development functions. The Company estimates that the reduction in force will be completed by December 31, 2008 that the total charge associated with this reduction in force will be approximately $1.8 million for one-time severance and termination benefits and costs, substantially all of which are expected to be cash charges.

Item 8.01.    Other Events

On December 10, 2007, the Company issued a press release announcing the Company's 2008 strategic plan. The strategic plan is designed to maximize cash flows from FUZEON while also advancing TRI-1144 to a value creating milestone. In connection with the 2008 strategic plan the Company expects that it will no longer staff any research and development functions.

The press release is attached to this Form 8-K as Exhibit 99.1 and it is incorporated by reference as if fully set forth herein.

Item 9.01.    Financial Statements and Exhibits

99.1 Press release dated December 10, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

Date: December 11, 2008	By:	/s/ Martin A. Mattingly
Martin A. Mattingly
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated December 10, 2007.